Draft 2/6/95

                                 CODE OF ETHICS
                             Select Advisors Trust A
                             Select Advisors Trust C
                           Select Advisors Portfolios
                    Select Advisors Variable Insurance Trust
                    (each a "Trust" or together the "Trusts")

         Each Trust has adopted this Code of Ethics (the "Code") effective as of January 1, 1995 to specify and prohibit certain types of personal securities transactions deemed to create a conflict of interest and to establish reporting requirements and preventive procedures pursuant to the provisions of Rule 17j-1(b)(1) under the Investment Company Act of 1940 (the "1940 Act").

I.   GENERAL STANDARDS OF ETHICAL CONDUCT

         Trustees, officers and access persons shall have the duty at all times to place the interests of the Trust and its shareholders ahead of their own interests. All personal securities transactions of such individuals and certain other types of actions shall be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of such individual's position of trust and responsibility to the Trust. All activities of personnel associated with the Trust shall be conducted in accordance with the fundamental standard that they shall not take any inappropriate advantage of their positions with the Trust.

II.  RULES APPLICABLE TO TRUSTEES, OFFICERS AND OTHER ACCESS PERSONS OF THE
     TRUST

     A.   Definitions

          1. "Access Person" means (i) any owner, trustee, director, officer, partner, principal or Advisory Person (as defined below) of a Trust or of any Advisor (as defined below) thereof, or (ii) any owner, partner, trustee, principal, [employee,] director or officer of a principal underwriter of a Trust who, in the ordinary course of his or her business, makes, participates in or obtains information regarding the purchase or sale of securities for the Trust for which the principal underwriter so acts or whose functions or duties as part of the ordinary course of his or her business relate to the making of any recommendation to the Trust regarding the purchase or sale of securities. Notwithstanding the provisions of clause (i) above, with respect to any Advisor to a Trust that is primarily engaged in a business or businesses other than advising registered investment companies or other advisory clients, the term shall be limited to any owner, trustee, director, officer, partner or principal of such Advisor who makes any recommendation regarding the purchase or sale of securities by the Trust, or who participates in the determination of which recommendation shall be made to the Trust, or whose principal function or duties relate to the determination of which recommendation shall be made to the Trust or who in connection with his or her duties, obtains any information concerning securities recommendations being made by such Advisor to the Trust.

          2. "Advisor" means any investment advisor or sub-advisor to a Trust.

          3. "Advisory Person" means any employee, of a Trust or of an Advisor (or of any entity in a control relationship to such Advisor) to such Trust who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of securities by the Trust or whose functions relate to any recommendations with respect to such purchases or sales, and any natural person in a control relationship with such Trust or such Advisor who obtains information regarding the purchase or sale of securities by the Trust.

          4. "Beneficial Ownership" shall be interpreted subject to the provisions of Rule 16a-1(a) (exclusive of Section (a) (1) of such Rule) of the Securities Exchange Act of 1934, a copy of which is attached hereto.

          5. "Control" shall have the same meaning as set forth in Section 2(a)(9) of the 1940 Act.

          6. "Disinterested Trustee" means a trustee of a Trust who is not an "interested person" within the meaning of Section 2(a)(19) of the 1940 Act. An "Interested Person" includes any person who is a trustee, director, officer, employee or owner of 5% or more of the outstanding stock of any Advisor. Affiliates of brokers or dealers are also "Interested Persons", except as provided in Rule 2(a)(19)(1) under the 1940 Act.

          7. "Purchase or sale of a security" includes, among other things, the writing of an option to purchase or sell a security or the purchase or sale of a future or index on a security or option thereon.

          8. "Security" shall have the meaning as set forth in Section 2(a)(36) of the 1940 Act (in effect, all securities). The term shall not include securities issued by the U.S. Government (or any other "government security" as that term is defined in the 1940 Act), bankers' acceptances, bank certificates of deposit, commercial paper, such other money market instruments as may be designated by the Trustees of a Trust, and shares of registered open-end investment companies ("Exempt Securities").

          9. A security is "being considered for purchase or sale" when a recommendation to purchase or sell the security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

     B.   Prohibited Purchases and Sales

          1. No Access Person of a Trust shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership on a day during which the Trust has a pending "buy" or "sell" order in that same security (until the order is executed or withdrawn), if such person knows or should have known of such pending order at the time of such person's purchase or sale.


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

          2. No Access Person of a Trust shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which he or she knows or should have known, at the time of such purchase or sale, is being considered for purchase or sale by the Trust.

          3. No Advisory Person of a Trust shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership within seven calendar days before or after the execution of a trade in the same securities by the portfolio of the Trust as to which he or she is an Advisory Person. In the event of any trading within such period, any profits realized on trades is required to be disgorged to the Trust.

          4. No Advisory Person may profit from the purchase and sale, or sale and purchase, of the same or equivalent securities within sixty calendar days ("short-term trade"). This restriction does not apply to short-term trades:

          a)   involving Exempt Securities,

          b) for which express prior approval has been received from the Trust,

          c) involving de minimis shares (which in any event shall mean shares having a value of $5,000 or less at the time of both their purchase and their sale),

          d) involving any account over which the Advisory Person has no direct or indirect influence or control,

          e)   that are nonvolitional on the part of the Advisory Person, and

          f) resulting from an automatic dividend reinvestment plan or an automatic withdrawal plan.

          5. No Advisory Person may acquire any securities in an initial public offering without express prior approval from the Trust.

          6. No Advisory Person may acquire any security of any issuer in a private placement without express prior approval from the Trust. Such individual must disclose his or her investment in such security if he or she takes part in the Trust's subsequent decision to invest in any security of the issuer.

     C.   Exempted Transactions

     The prohibition of Section II.B.1., 2. and 3. above shall not apply to:

          1. purchases or sales effected in any account over which the person has no direct or indirect influence or control;

          2. purchases or sales which are nonvolitional on the part of the person;


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

          3. purchases which are part of an automatic dividend reinvestment plan or an automatic withdrawal plan;

          4. purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and

          5. purchases and sales which receive prior approval in writing by any designated review officer or, in the absence of any such designation, the Treasurer or an Assistant Treasurer of the Trust (the "Review Officer") (a) as only remotely potentially harmful to the Trust because they would be very unlikely to affect a highly institutional market or because they clearly are not economically related to the securities to be purchased or sold or held by the Trust or client or (b) as not representing any danger of the abuses proscribed by Rule 17j-1, but only if in each case the prospective purchaser has identified to the Review Officer all factors of which he or she is aware which are potentially relevant to a conflict of interest analysis, including the existence of any substantial economic relationship between his or her transaction and securities held or to be held by the Trust.

     D.   Restrictions on Serving on Boards of Directors

          No Advisory Person may serve on the board of directors of a publicly-traded company without prior approval from the Trust.

     E.   Restrictions Involving Gifts

          No Advisory Person shall accept in any calendar year gifts with a value of more than $100 from any person that does business with or on behalf of the Trust. This restriction includes gifts in the form of meals, tickets to sporting events or similar entertainment or invitations to play golf or participate in similar sporting activities.

     F.   Preclearance of Securities Transactions

          Each Access Person (other than a Disinterested Trustee) who is required to file reports with the Review Officer pursuant to Section III hereof must obtain approval from the Review Officer for the Trust prior to purchasing or selling any securities in a Pre-Clearance Transaction. "Pre-Clearance Transaction" means (i) any transaction in a given Security which, when combined with all previous transactions by the Access Person in such security during the preceding three months, would represent a total transaction value exceeding $15,000, (ii) any transaction in a Security that is neither listed on a national securities exchange nor acquired by such Access Person in an offering made pursuant to a then-effective registration statement under the Securities Act of 1933, and (iii) any transaction in the Security of a company whose total market capitalization is less than $200 million. Any approval given by the Review Officer shall be valid for a period of five trading days.


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

     G.   Exceptions

          1. The restrictions of Sections B.3, B.4., B.5., B.6. and F shall not apply to an Advisory Person if (i) such person is principally employed by, or is an owner, partner, director, officer, principal or trustee of, an Advisor, (ii) that Advisor has duly adopted a code of ethics (an "Advisor Code of Ethics"), (iii) the trustees of the affected Trust have reviewed such Advisor Code of Ethics and have, by action at a meeting of such trustees duly called and held, determined that such Advisor Code of Ethics, as in effect at the time of the relevant activity, event or circumstance, either -

               (x) includes restrictions that are substantially similar to the above referenced sections (and the related reporting requirements) of this Code or

               (y) complies in all material respects with the 1940 Act and the rules and regulations promulgated thereunder and is otherwise satisfactory to such trustees,

     and (iv) such Advisory Person is not then in violation of the Advisor Code of Ethics and has not been in violation thereof during the twelve months immediately preceding the transaction, event or circumstance in question.

          2. The restrictions of Section F shall not apply to an Access Person of a principal underwriter if (i) such person is principally employed by, or is an owner, partner, director, officer, principal or trustee of, a Principal Underwriter, (ii) that Principal Underwriter has duly adopted a code of ethics (a "Principal Underwriter Code of Ethics"), (iii) the trustees of the affected Trust have reviewed such Principal Underwriter Code of Ethics and have, by action at a meeting of such trustees duly called and held, determined that such Principal Underwriter Code of Ethics, as in effect at the time of the relevant activity, event or circumstance, either -

               (x) includes restrictions that are substantially similar to the above referenced sections (and the related reporting requirements) of this Code or

               (y) complies in all material respects with the 1940 Act and the rules and regulations promulgated thereunder and is otherwise satisfactory to such trustees,

     and (iv) such Access Person of the Principal Underwriter is not then in violation of the Underwriter Code of Ethics and has not been in violation thereof during the twelve months immediately preceding the transaction, event or circumstance in question.


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

III. REPORTING

     A.   Requirements for all Trustees, Officers and Other Access Persons

          1. Coverage: Each Access Person, other than the Disinterested Trustees, shall file with the review officer for the relevant Trust (the "Review Officer") confidential quarterly reports containing the information required in Section III.A.2. of this Code with respect to all transactions during the preceding quarter in any securities in which such person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, provided that (i) no Access Persons shall be required to report transactions effected for any account over which such Access Person has no direct or indirect influence or control (except that such an Access Person must file a written certification stating that he or she has no direct or indirect influence or control over the account in question), (ii) a person who is an Access Person of the Advisor of a Trust shall file such Access Person's reports with the Advisor, unless, as to each such report at the time of its scheduled filing, such Access Person is (or has been during the period covered by such report) in violation of [this Code] or the applicable Advisor Code of Ethics, in which event such report shall be filed with the Review Officer, (iii) a person who is an Access Person of the principal underwriter of the Trust shall file such Access Person's reports with the principal underwriter, unless such person, as to each such report, is in violation of the applicable Underwriter Code of Ethics, in which event such report shall be filed with the Review Officer. The Access Persons who are required by the preceding sentence to file such quarterly reports with the Review Officer are herein called "Reporting Persons". All Reporting Persons shall file reports; if no transactions have been effected by an Access Person during the relevant period, that person shall represent in the report that no transactions subject to reporting requirements were effected.

          2. Filings: Every report shall be made no later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

               a) the date of the transaction, the title and the number of shares and the principal amount of each security involved;

               b) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

               c)   the price at which the transaction was effected; and

               d) the name of the broker, dealer or bank with or through whom the transaction was effected;

     and a certification by such Access Person that he or she has complied, during such calendar quarter, with the requirements of Sections II B, II D, II E, and II F of this Code.

          3. Any report may contain a statement that it shall not be construed as an admission by the person making the report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.


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

          4. Each Advisory Person (other than the Disinterested Trustees) who is a Reporting Person shall file with the Review Officer a confidential annual report containing information as of the end of the fiscal year identifying the title, the number of shares and the principal amount of each security held. Such report shall be filed no later than 30 days after the end of the fiscal year to which the report relates. A report containing similar information must be furnished by each Advisory Person upon the commencement of employment.

          5. Each Reporting Person (other than Disinterested Trustees) must arrange for duplicate copies of trade confirmations and periodic statements of his or her brokerage accounts to be sent to the Review Officer for the Trust.

     B.   Requirements for Disinterested Trustees

          1. Every Disinterested Trustee shall file with the Review Officer a report containing the information required in Section III.A. of this Code with respect to transactions (other than exempted transactions listed under Section II.C) in any securities in which such person has, or by reason of such transactions acquires, any direct or indirect beneficial ownership, if such trustee, at the time of that transaction, knew or should have known, in the ordinary course of pursuing his or her official duties as trustee, that during the 15-day period immediately preceding or after the transaction by the trustee:

               a)   such security was being purchased or sold by the Trust; or

               b) such security was being considered for purchase or sale for the portfolio of the Trust.

          2. Notwithstanding the preceding section, any Disinterested Trustee may, at his or her option, report the information described in Section III.A.2. with respect to any one or more transactions and may include a statement that the report shall not be construed as an admission that the person knew or should have known of portfolio transactions by the Trust in such securities.

     C.   Certification

          All Reporting Persons and all Disinterested Trustees shall certify annually that they have read and understand the Code and recognize that they are subject to its requirements. All Reporting Persons and all Disinterested Trustees further are required to certify that they have complied with the requirements of the Code and that they have disclosed or reported all personal securities transactions that are required to be disclosed or reported pursuant to the requirements of the Code. Such certification shall be furnished to the Trust no later than 30 days after the end of the fiscal year.

IV.  REVIEW

          In reviewing transactions, the Review Officer shall take into account the exemptions allowed under Section II.C. Before making a determination that a violation has been committed,


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

     the Review Officer shall give such person an opportunity to supply additional information regarding the transaction in question.

V.   SANCTIONS

     A. Sanctions for Violations by Access Persons (except Disinterested Trustees) and Advisory Persons

          If the Review Officer determines that a violation of this Code has occurred, he or she shall so advise the respective Board of Trustees and that Board may impose such sanctions as it deems appropriate, including, inter alia, a letter of censure or suspension or termination of the employment of the violator. All material violations of the Code and any sanctions imposed as a result thereto shall be reported periodically to the respective Board of Trustees.

     B.   Sanctions for Violations by Disinterested Trustees

          If the Review Officer determines that any Disinterested Trustee has violated this Code, he or she shall so advise the President of the Trust and also a committee consisting of the Disinterested Trustees (other than the person whose transaction is at issue) and shall provide the committee with the report, the record of pertinent actual or contemplated portfolio transactions of the Trust and any additional information supplied by such person. The committee, at its option, shall either impose such sanctions as it deems appropriate or refer the matter to the full Board of Trustees of the Trust, which shall impose such sanctions as it deems appropriate.

VI.  MISCELLANEOUS

     A.   Access Persons

          The Secretary or Assistant Secretary of the Trust will identify all Access Persons who are under a duty to make reports to the Trust and will inform such persons of such duty. Any failure by the Secretary or Assistant Secretary to notify any person of his or her duties under this Code shall not relieve such person of his or her obligations hereunder.

     B.   Records

          The Trust, or a designee appointed by the Trust, shall maintain records in the manner and to the extent set forth below, which records may be maintained on microfilm under the conditions described in Rule 31a-2(f) under the 1940 Act, and shall be available for examination by representatives of the Securities and Exchange Commission ("SEC"):

          1. a copy of this Code and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;


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

          2. a record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

          3. a copy of each report made pursuant to this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

          4. a list of all persons who are required, or within the past five years have been required, to make reports pursuant to this Code shall be maintained in an easily accessible place.

     C.   Confidentiality

          All reports of securities transactions and any other information filed pursuant to this Code shall be treated as confidential.

     D.   Interpretation of Provisions

          The Board of Trustees of the Trust may from time to time adopt such interpretations of this Code as it deems appropriate.


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

                               TRANSACTIONS REPORT

                             Select Advisors Trust A
                             Select Advisors Trust C
                           Select Advisors Portfolios
                    Select Advisors Variable Insurance Trust
                          (the "Investment Companies")


To:    [Review Officer]
From:____________________________________
                  (Your Name)

         This Transaction Report (the "Report") is submitted pursuant to Section III of the Code of Ethics of the Investment Companies and supplies (on the attached table) information with respect to transactions in any security in which I may be deemed to have, or by reason of such transaction acquire, any direct or indirect beneficial ownership interest (whether or not such security is a security held or to be acquired by the Investment Companies) for the calendar quarter ended Unless the context otherwise requires, all terms used in the Report shall have the same meaning as set forth in the Code of Ethics.

         For purposes of the Report beneficial ownership shall be interpreted subject to the provisions of the Code of Ethics and Rule 16a-1(a) (exclusive of Section (a)(1) of such Rule) of the Securities Exchange Act of 1934.


                             Nature of
                             Transaction                                           Name of the
                             (Whether          Principal                           Broker, Dealer
                             Purchase, Sale,   Amount of                           Or Bank With
                             or Other Type     Securities      Price at Which      Whom The           Nature of
Title of      Date of        of Disposition    Acquired or     the Transaction     Transaction        Ownership of
Securities    Transaction    or Acquisition)   Disposed of     Was Effected        Was Effected       Securities*




* If appropriate, you may disclaim beneficial ownership of any security listed in this report.


         I CERTIFY THAT (a) I AM FULLY FAMILIAR WITH THE CODE OF ETHICS OF THE INVESTMENT COMPANIES, (b) TO THE BEST OF MY KNOWLEDGE THE INFORMATION FURNISHED IN THIS REPORT IS TRUE AND CORRECT, AND (c) DURING THE QUARTER THAT IS THE SUBJECT OF THIS REPORT I HAVE COMPLIED WITH THE PROVISIONS OF SECTIONS II B, II D, II E AND II F OF THE CODE OF ETHICS.

Name (Print)        _____________________________

Title/Position      _____________________________

Signature           _____________________________

Date                _____________________________



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